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                                                                    EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                         BRAND SCAFFOLD SERVICES, INC.

                                     *****


         Brand Scaffold Services, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "GCL"), does hereby amend the Certificate of Incorporation of the Corporation.

         FIRST: Article FOURTH of the Certificate of Incorporation of the Corporation, as filed in the office of the Secretary of State of Delaware on September 17, 1996, is hereby amended by striking the first paragraph thereof and inserting the following:

                           "FOURTH: The total number of shares of stock which
                  the Corporation shall have authority to issue is 1,250,100, consisting of 100 shares of Common Stock, par value $0.01 per share (the "Common Stock"), and 1,250,000 shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock")."

         SECOND: The foregoing amendment has been duly adopted in accordance with the provisions of Sections 211 and 242 of the GCL.

         IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed by David Jaffe, its President on this 4th day of March, 1997.


                                                  BRAND SCAFFOLD SERVICES, INC.


                                                  By: /s/ David Jaffe
                                                      -------------------------
                                                  Name:   David Jaffe

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                                                     Title:   President


ATTEST


By:   /s/ Elan Schultz
     -----------------
Name:     Elan Schultz
Title:    Secretary